Exhibit 15

May 3, 2004

Securities and Exchange Commission

450 Fifth Street, N.W.

Washington, D.C. 20549

Commissioners:

We are aware that our report dated April 21, 2004 on our review of interim financial information of United Technologies Corporation (the “Corporation”) for the three month period ended March 31, 2004 included in the Corporation’s quarterly report on Form 10-Q for the quarter then ended is incorporated by reference in its Registration Statements on Form S-3 (Nos. 333-51830 and 333-60276), in the Registration Statement on Form S-4 (No. 333-77991) as amended by Post-Effective Amendment No. 1 on Form S-8 (No. 333-77991-01) and in the Registration Statements on Form S-8 (Nos. 333-110020, 333-103307, 333-103306, 333-103305, 333-100724, 333-100723, 333-100718, 333-82911, 333-77817, 333-21853, 333-21851, 333-18743, 033-58937, 033-57769, 033-51385, 033-45440, 033-26627, 033-28974, 033-26580).

Very truly yours,

PricewaterhouseCoopers LLP